                                                                    Exhibit 99.1

NEWS RELEASE
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                                                  CONTACT:    Tom Armstrong
                                                              Kevin McDermed

                        VLADIMIR RADA AND STANLEY ATKINS
                           JOIN ATCHISON CASTING BOARD

     Atchison, Kansas - September 12, 2002 - Atchison Casting Corporation
(AHNC.OB) announced today that Vladimir Rada and Stanley Atkins have joined its
Board of Directors.

     Mr. Rada, age 48, will serve Stuart Z. Uram's remaining term on the Board.
"We wish to thank Mr. Uram for his many years of service to the Corporation,"
said Mr. Armstrong. Mr. Rada has been a charter member and partner in SKOFORGE,
s.r.o. and served as Executive and Director of both SKODA Steel, konsorcium and
SKODA, Kovarny, Plzen, s.r.o. He holds a Mechanical Engineering degree of VSSE
(University of Engineering and Electrotechnics) in Plzen, Czech Republic.

     Stanley Atkins, age 60, is President of Highland Sales Group, Inc. and
OMEGA Business Development, Inc. Mr. Atkins and a partner founded Highland Sales to assist companies in acquisitions and divestitures, to consult in sales and marketing, and to provide sales representation. Mr. Atkins was employed by
Citation Corporation for nine years. He has spent approximately 35 years in the metals and casting industries with Citation, Intermet Corporation, Lynchburg
Foundry Co. and Reynolds Metals Co. His previous position was V.P. of Corporate
Planning and Corporate Secretary, where he was responsible for strategic planning, acquisitions and divestitures and corporate marketing. Mr. Atkins holds an MBA in Finance from the University of Dayton. Mr. Atkins has been appointed as a Class II Director with a term expiring in 2004. "I am pleased to welcome Vladimir Rada and Stanley Atkins to the Board," said Tom Armstrong, CEO.

     ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                     o (913) 367-2121 o FAX (913) 367-2155